Daktronics Names Sheila Anderson as Chief Financial Officer

BROOKINGS, S.D. - September 13, 2012 - Daktronics (Nasdaq - DAKT) of Brookings, S.D., announced today that it has named Sheila Anderson as Chief Financial Officer and Treasurer, effective 10 September 2012. Anderson joined the company as a senior accountant in 2002 and has served as Corporate Controller since 2006. As Corporate Controller, she has supervised the company's accounting functions and been responsible for the company's internal and external financial reporting. Her experience prior to Daktronics includes senior accountant at Dakota Minnesota and Eastern Railroad, and accounting and auditing functions at two public accounting firms. Anderson holds a Bachelor of Science in Accounting from Southwest Minnesota State University and is pursuing a Master of Business Administration degree from the University of South Dakota.

Anderson replaces Bill Retterath, who recently departed from the company. “Bill served as Daktronics' CFO since 2001,” said Jim Morgan, CEO of Daktronics. “I appreciate the contributions Bill has made over that time, and wish him all the best in his future endeavors.”

“I have been honored to serve the company over the years and as I leave the company I believe it is well positioned to achieve its long-term financial goals. I have enjoyed working with Sheila and know that she will do a great job in her new role,” said Bill Retterath.

“With our mix of standard products, large contracts, and international business our accounting systems are reasonably complex for the size of our company,” continued Morgan. “Sheila has an in-depth understanding of our business from an accounting and finance perspective and is well positioned to step into this important leadership role in the company.”

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:

Investor Relations
(605) 692-0200
investor@daktronics.com